Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-43047, No. 333-103528, No. 333-152884, and No. 333-223723) of Sinclair Broadcast Group, Inc. of our report dated June 25, 2019 relating to the financial statements and supplemental schedules of Sinclair Broadcast Group, Inc. 401(k) Retirement Savings Plan as of December 31, 2018 and 2017 and for the year ended December 31, 2018, which appears in this 2018 Annual Report on Form 11-K.

/s/ CohnReznick LLP

Baltimore, Maryland
June 25, 2019